SEPARATION AGREEMENT

This Separation Agreement (this "Agreement") is entered into as of December 8, 1997 by and among Peter Kiewit Sons', Inc., a Delaware corporation ("PKS"), Kiewit Diversified Group Inc., a Delaware corporation ("KDG"), PKS Holdings, Inc., a Delaware corporation ("PKS Holdings"), and Kiewit Construction Group Inc., a Delaware corporation ("KCG", and together with PKS, KDG, and PKS Holdings, collectively the "Parties" or individually a "Party").

                                 Recitals

The Board of Directors of PKS has approved, by a unanimous vote of the Board, a series of transactions intended to separate the construction businesses of PKS and the diversified businesses of PKS into two separate and independent companies, and the stockholders of PKS have ratified the action of the PKS Board. PKS, KDG (the subsidiary of PKS that holds, directly or indirectly, all of the diversified businesses of PKS), KCG (the subsidiary of PKS that holds, directly or indirectly, all of the construction businesses of PKS) and PKS Holdings (a subsidiary of PKS formed to acquire from PKS all of the capital stock of KCG in connection with the separation) want to provide for the principal corporate transactions necessary to consummate the separation, the relationships among the Parties after the separation, the allocation of risks and responsibilities among the Parties after the separation and certain other matters.

The Parties hereby agree as follows:

                                 Agreement

                                 ARTICLE I
                                DEFINITIONS

     1.01 General. Terms used but not elsewhere defined in this Agreement have the following meanings:

     Affiliate: with respect to any Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, however, that for purposes of this Agreement, no member of either Group will be deemed to be an Affiliate of any member of the other Group.

     Asset: any and all assets and properties, whether real, personal or mixed, tangible or intangible, wherever located, and whether or not recorded or reflected or required to be recorded on the books and records or financial statements of any Person, including, without limitation, the following: (i) cash, cash equivalents, bank accounts, lock boxes and other deposit arrangements, notes, deposits, letters of credit, performance and surety bonds, trade accounts and other accounts and notes receivable (whether current or non-current); (ii) certificates of deposit, banker's acceptances, stock, debentures, evidences of indebtedness, certificates of interest or participation in profit-sharing agreements, collateral-trust certificates, preorganization certificates or subscriptions, capital contributions, joint venture and partnership interests, transferable shares, investment contracts, voting-trust certificates, fractional undivided interests in oil, gas or other mineral rights, puts, calls, straddles, options and other securities or equity interests of any kind or in any Person;
(iii) trade secrets, confidential information, registered and unregistered trademarks, service marks, service names, trade styles and trade names and associated goodwill; statutory, common law and registered copyrights; domestic and foreign patents, applications for any of the foregoing, rights to use the foregoing and other rights in, to and under the foregoing; (iv) rights under leases, contracts, licenses, permits, distribution arrangements, sales and purchase agreements, other agreements and business arrangements; (v) real estate, all interests in real estate of whatever nature and buildings and other improvements thereon; (vi) leasehold improvements, fixtures, trade fixtures, machinery, equipment (including transportation and office equipment), tools, dies and furniture; (vii) office supplies, production supplies, spare parts, other miscellaneous supplies and other tangible property of any kind; (viii) raw materials, work-in-process, finished goods, consigned goods and other inventories; (ix) prepayments or prepaid expenses; (x) claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind; (xi) the right to receive mail, payments on accounts receivable and other communications; (xii) lists of advertisers, records pertaining to advertisers and accounts, personnel records, lists and records pertaining to suppliers and agents, and books, ledgers, files and business records of every kind, whether in paper, microfilm, microfiche, computer tape or disk, magnetic tape or any other form; (xiii) advertising materials and other printed or written materials; (xiv) goodwill as a going concern and other intangible properties; (xv) employee contracts, including any rights thereunder to restrict an employee from competing in certain respects; (xvi) licenses and authorizations issued by any governmental authority; (xvii) all apparatus, computers and other electronic data processing equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks, aircraft, rolling stock, vessels, motor vehicles and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property; (xviii) all written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties; (xix) all computer applications, programs and other software, including operating software, network software, firmware, middleware, design software, design tools, systems documentation and instructions (excluding, for purposes of the definition of Construction Assets, any property of PKSIS);
(xx) all cost information, sales and pricing data, customer prospect lists, supplier records, customer lists, customer and vendor data, correspondence and lists, product literature, artwork, design, development and manufacturing files, vendor and customer drawings, (xxi) formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents; and (xxii) except as otherwise expressly provided herein, all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution.

     Certificate Amendments: the Initial Certificate Amendment and the Post-Transaction Certificate Amendment.

     Class C Stock:  the Class C Construction & Mining Group
Restricted Redeemable Convertible Exchangeable Common Stock of
PKS, par value $.0625 per share.

     Class D Stock: the Class D Diversified Group Convertible
Exchangeable Common Stock of PKS, par value $.0625 per share.

     Class R Stock: the Class R Convertible Common Stock of PKS, par value $.01 per share, proposed to be authorized pursuant to the Initial Certificate Amendment and issued pursuant to the Class R Distribution.

     Class R Distribution: the distribution, as a dividend, by PKS of the Class R Stock pursuant to Section 3.06.

     Class R Distribution Record Date: January 2, 1998, or such other date occurring after the Debenture Conversion Date but before the Excess Purchase Date, which is selected by the PKS Board as the record date for determining holders of record of Class C Stock entitled to receive the Class R Distribution.

     Code: the Internal Revenue Code of 1986, as amended, or any successor legislation, together with the rules and regulations promulgated thereunder.

     Construction Assets: all of the Assets utilized immediately prior to the Exchange Date by any member of the Construction
Group in connection with the Construction Business.

     Construction Business: all of the businesses and operations conducted at, or at any time before, the Exchange Date by PKS or any Subsidiary of PKS, the principal focus of which are or were construction or construction management activities.'

     Construction Group: PKS Holdings, KCG and the Subsidiaries of KCG as of the Exchange Date.

     Construction Indemnitees:  any member of the Construction
Group, any Construction Individual and any Affiliate of any member of the Construction Group.

     Construction Individual: any individual who at any time prior to the Exchange Date was a director, officer or employee of any member of the Construction Group, but solely to the extent that any Loss incurred by such Person is incurred in that capacity.

     Construction Liabilities: all of the Liabilities arising out of or resulting from the Construction Business, and any Liability which any member of the Construction Group is obligated to assume pursuant to Section 5.02.

     Construction Securities Transactions: the offer to sell or the sale of Class C Stock, PKS Holdings Stock or debentures convertible into Class C Stock or PKS Holdings Stock.

     Diversified Assets: all of the Assets utilized immediately prior to the Exchange Date by any member of the Diversified Group in connection with the Diversified Business.

     Diversified Business: all of the businesses and operations conducted at, or at any time before, the Exchange Date, by PKS, other than the Construction Business.

     Diversified Group: PKS, KDG and all of the Subsidiaries of KDG as of the Exchange Date.

     Diversified Indemnitees:  any member of the Diversified
Group, any Diversified Individual and any Affiliate of any member of the Diversified Group.

     Diversified Individual: any individual who at any time prior to the Exchange Date was a director, officer or employee of any member of the Diversified Group, but solely to the extent that any Loss incurred by such Person is incurred in that capacity.

     Diversified Liabilities: all of the Liabilities arising out of or resulting from the Diversified Business, and any Liability which any member of the Diversified Group is obligated to assume pursuant to Section 5.02.

     Diversified Securities Transaction: the offer to sell or the sale of Class D Stock, Class R Stock or debentures convertible into Class D Stock, including the issuance of any stock option convertible into Class D Stock.

     Dividend Condition: with respect to the distribution in connection with the Class R Distribution and the distribution in connection with the Share Exchange, a determination by the PKS Board that such distribution by PKS will (a) comply with the PKS Certificate, as then amended and/or restated, (b) will be made out of surplus, within the meaning of Section 170 of the Delaware General Corporation Law and (c) will not result in the insolvency of PKS under applicable fraudulent conveyance or fraudulent transfer statutes.

     Exchange Act: the Securities Exchange Act of 1934, together with the rules and regulations promulgated thereunder.

     Exchange Date: the date on which the Share Exchange is made, which will be a date determined by the PKS Board that occurs after satisfaction of all of the conditions set forth in
Section 2.08.

     Exchange Record Date: the date selected by the PKS Board for determining holders of record of Class C Stock entitled to receive PKS Holdings Stock in the Share Exchange.

     Group:  either of the Construction Group or the Diversified
Group.

     Indemnifying Party: a Person who or which is obligated under Article IV to provide indemnification.

     Indemnitee:  a Person entitled to indemnification under
Article IV.

     Indemnity Payment: an amount that an Indemnifying Party is required to pay to an Indemnitee pursuant to Article IV.

     Information: all information whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), computer data and other technical, financial, employee or business information.

     Initial PKS Certificate Amendment:  an amendment to the PKS
Certificate in the form of Appendix E-I to the Joint
Prospectus/Proxy Statement.

     Joint Prospectus/Proxy Statement: the joint prospectus/proxy statement included in the Registration Statement and mailed to the holders of Class C Stock and Class D Stock in connection with the Transaction.

     Liabilities: all debts, liabilities and obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever or however arising, and whether or not the same would properly be reflected on a balance sheet, including all related costs and expenses.

     Losses: all losses, Liabilities, damages, actions, claims, suits, demands, proceedings, inquiries, investigations, judgments or settlements of any nature or kind, known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, including all related costs and expenses (legal, accounting or otherwise as such costs are incurred) suffered by an Indemnitee.

     PKS Board: the board of directors of PKS (or the executive committee of the board of directors of PKS, if the executive committee of the board of directors of PKS has the authority to take the action required under this Agreement).

     PKS Certificate: the Restated Certificate of Incorporation of PKS, as in effect on the date of this Agreement.

     PKS Holdings Certificate Amendment: an amendment to and restatement of the Certificate of Incorporation of PKS Holdings in the form of Appendix D to the Joint Prospectus/Proxy
Statement.

     PKS Holdings Stock: the common stock of PKS Holdings, $.01 par value.

     PKS Stockholders: the holders of Class C Stock, the holders of Class D Stock and, if applicable, the holders of Class R
Stock, taken together.

     PKSIS: PKS Information Services, Inc., a Delaware corporation, and a Subsidiary of KDG.

     Person: an individual, a partnership, a limited partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

     Post-Transaction PKS Certificate Amendment: an amendment to and restatement of the PKS Certificate, as amended by the Initial
Certificate Amendment, in the form of Appendix E-II to the Joint
Prospectus/Proxy Statement.

     Registration Statement: the registration statement filed by PKS and PKS Holdings on Form S-4 (Registration No. 333-34627) pursuant to the Securities Act, as amended from time to time.

     Representative: with respect to any Person, any of such Person's affiliates, directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

     SEC:  the Securities and Exchange Commission.

     Secretary of State: the Secretary of State of the State of Delaware.

     Securities Act: the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

     Service:  the United States Internal Revenue Service.

     Separation Transactions:  the transactions described in
Section 3.01 through 3.08 of this Agreement.

     Share Exchange:  the exchange of PKS Holdings Stock for
Class C Stock in accordance with the Exchange Provision (as defined in Section 3.09).

     Special Meeting: the special meeting of stockholders of PKS held on December 8, 1997 to consider the matters described in
Section 2.02.

     Stock Option Plan Amendment: an amendment to and restatement of the 1995 Class D Stock Plan of PKS in the form approved by the PKS Board on October 22, 1997, as amended by the Executive Committee of the PKS Board on November 10, 1997.

     Subsidiary: with respect to any specified Person, any corporation or other legal entity of which such Person or any of its Subsidiaries controls or owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of members to the board or similar governing body.

     Tax:  as defined in the Tax Allocation Agreement.

     Tax Allocation Agreement: a tax allocation agreement between the Diversified Group and the Construction Group to be entered into as of the Exchange Date, in form and substance mutually satisfactory to all of the Parties.

     Termination Date: the date upon which the Transaction will be abandoned if not consummated, which will be October 15, 1998, unless that date is extended by a duly adopted resolution of the PKS Board.

     Third-Party Claim: any claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal asserted by a Person who is not a member of a Group.

     Transaction: all of the transactions contemplated by this Agreement, taken together.

                                 ARTICLE II
                   CONDITIONS TO TRANSACTION; ABANDONMENT

     2.01 Registration Statement/Joint Prospectus/Proxy Statement. PKS and PKS Holdings have prepared and filed the Registration Statement with the SEC, the SEC has declared the Registration Statement effective, and PKS and PKS Holdings have mailed the Joint Prospectus/Proxy Statement to all PKS Stockholders.

     2.02. Special Meeting. At the Special Meeting, PKS submitted (i) the Transaction, (ii) the Initial PKS Certificate Amendment, (iii) the Post-Transaction PKS Certificate Amendment and (iv) the Stock Option Plan Amendment to votes of the PKS Stockholders, and each matter was ratified or approved by the requisite vote of the PKS Stockholders.

     2.03 Ruling Request. PKS has submitted to the Service a request for certain rulings in connection with the Transaction (as amended from time to time by PKS, the "Ruling Request"). The PKS Board may determine, at any time after the date of this Agreement, to request an opinion of federal income tax counsel to PKS, confirming any or all of the matters subject to the Ruling Request, as the PKS Board deems appropriate (the "Tax Opinion"). If (a) either the Service denies the Ruling Request or the Service does not grant the Ruling Request before the Termination Date, and (b) the PKS Board has not requested and received the Tax Opinion on or before the Termination Date, the Parties will abandon the Transaction.

     2.04 Nebraska Ruling Request. PKS is preparing for submission to the State of Nebraska Department of Revenue a request for certain rulings in connection with the Transaction (as amended from time to time by PKS, the "Nebraska Ruling Request"). The PKS Board may determine, at any time after the date of this Agreement, to request an opinion of Nebraska tax counsel to PKS, confirming any or all of the matters subject to the Nebraska Ruling Request, as the PKS Board deems appropriate (the "Nebraska Tax Opinion"). If (a) either the Nebraska Ruling Request is denied or is not granted before the Termination Date, and (b) the Nebraska Tax Opinion is not requested and received on or before the Termination Date, the PKS Board will review the benefits of the Transaction in light of the failure of the Nebraska Department of Revenue to approve the Nebraska Ruling Request or the failure of the PKS Board to request and receive the Tax Opinion, and will abandon the Transaction if the PKS Board determines, by a duly adopted resolution, that consummation of the Transaction is no longer in the best interest of all PKS Stockholders.

     2.05     Termination Date.  The Parties will abandon the
Transaction if the Share Exchange is not consummated on or before the Termination Date.

     2.06 PKS Board Right to Defer, Modify or Abandon Transaction. Notwithstanding any other provision of this Agreement, (a) prior to consummation of the Transaction, the Parties will defer or modify the Transaction or this Agreement in any respect deemed appropriate by the PKS Board, and (b) the Parties will abandon the Transaction at any time if the PKS Board, by a duly adopted resolution, determines that consummation of the Transaction is no longer in the best interest of all PKS Stockholders. Nothing herein shall limit or otherwise affect the PKS Board's ability to proceed with the Transaction at a later date.

     2.07 Consequences of Abandonment. If the Parties abandon the Transaction (whether pursuant to Section 2.03, 2.04,
2.05 or 2.06), Articles III, IV, V and VI of this Agreement will terminate and have no further force or effect, the Parties will not be obligated to consummate any of the Separation Transactions that have not then been consummated, and only this Section 2.07 and Articles I, VII and VIII of this Agreement will remain binding on the Parties and have any further force or effect.

     2.08 Conditions to Share Exchange. The Share Exchange will be consummated only if (a) PKS has received either the rulings subject to the Ruling Request and/or the Tax Opinion, (b) the Dividend Condition has been satisfied with respect to the Share Exchange, (c) the Separation Transactions have been consummated, and (d) the PKS Board has not determined to abandon the Transaction. The condition set forth in clause (a) of the preceding sentence shall not be waived.

                               ARTICLE III
                      THE SEPARATION TRANSACTIONS;
                           THE SHARE EXCHANGE

     3.01 1997 Class C Stock Conversions. (a) Under Section VI.D.(10) of the PKS Certificate, holders of Class C Stock may convert any or all of their Class C Stock into Class D Stock by tendering a written conversion notice to PKS between October 15, 1997 and December 15, 1997 (the "1997 Conversion Period"). Under
Section VI.D.(10)(f) of the PKS Certificate, PKS may elect, in lieu of effecting the conversion, to purchase any shares of Class C Stock so tendered by providing written notice to the tendering stockholders of such election. If PKS makes such an election, the tendering stockholder may withdraw the tender of the Class C Stock if he is then eligible under Section VI.D.(1) of the PKS Certificate to own Class C Stock (an "Eligible Class C Stockholder").

             (b) PKS intends to permit conversion of no more than 3,000,000 shares of Class C Stock (the "Conversion Cap") tendered during the 1997 Conversion Period and to repurchase (on a pro rata basis among tendering holders of Class C Stock) shares of Class C Stock tendered in excess of the Conversion Cap ("Excess Class C Stock"). PKS will notify holders of Excess Class C Stock of their pro rata share of Excess Class C Stock promptly after the end of the 1997 Conversion Period, and will permit holders of Excess Class C Stock who have indicated to PKS that they intend to remain Eligible Shareholders through April 1, 1998 to withdraw Excess Class C Stock in accordance with Section VI.D.(10)(f) of the Certificate by providing written notice of withdrawal on or before the fifteenth calendar day after the date of such notice.

             (c) PKS will purchase any Excess Class C Stock not withdrawn pursuant to Section 3.01(b), and will permit holders of any such Excess Class C Stock to elect either (i) to receive cash in exchange for Excess Class C Stock so purchased in accordance with Section VI.D.(10)(f) of the PKS Certificate, or
(ii) to receive unsecured promissory notes of PKS, maturing on January 15, 1999 and bearing interest, payable at maturity, at a rate of no less than 6% per annum ("Short Term Notes"), in exchange for Excess Class C Stock. Each Short Term Note will provide that the obligations under the Short Term Note will be assumed by PKS Holdings if the Share Exchange is consummated.
PKS will not consummate the purchase of any Excess Class C Stock until after the Class R Distribution Record Date, and all holders of such Excess Class C Stock will be entitled to receive the Class R Distribution with respect to such Excess Class C Stock.

            (d) If PKS purchases Excess Class C Stock and the Transaction is abandoned, PKS will file, within 90 calendar days after the date upon which the Transaction is abandoned, a Form S-8 registration statement under the Securities Act for an offering of Class D Stock to holders of purchased Excess Class C Stock. Upon filing of that registration statement, PKS will offer to each such holder the opportunity to elect, within 30 calendar days of the filing, to purchase, at the Class D Per Share Price (as defined in the PKS Certificate) as of January 1, 1998, a number of shares of Class D Stock equal to the number of shares of Class D Stock into which his purchased Excess Class C Stock could have been converted on the Conversion Date but for the application of the Conversion Cap. The PKS Board may permit holders to offset the purchase price for such shares of Class D Stock against the outstanding principal amount and accrued interest payable pursuant to a Short Term Note.

           (e) On the date of consummation of the purchase of all Excess Class C Stock (the "Excess Purchase Date"), KCG will distribute to PKS cash in an amount equal to all cash payments for Excess Class C Stock pursuant to Sections 3.01(b)(i).

           (f) On the Exchange Date, PKS Holdings will assume all of the obligations of PKS under each Short Term Note, if any.

           (g) Within 30 calendar days after the expiration of the 1997 Conversion Period, KCG will distribute to PKS, and PKS will contribute to KDG, cash in an amount equal to the aggregate Class C Per Share Price (as defined in the PKS Certificate) of the Class C Stock converted into Class D Stock during the 1997 Conversion Period (subject to adjustment following delivery of audited financial statements for PKS for 1997, in a manner consistent with past practice).

     3.02 Accelerated Conversion of Debentures. (a) PKS has outstanding Series 1993 through Series 1996 Class C Convertible Debentures (the "Debentures"). The Debentures are convertible into Class C Stock, during a one month period in the fifth year of their terms, at a rate specified in the Debentures. PKS will accelerate the conversion period for the Debentures to permit holders of the Debentures ("Converting Debenture Holders") to tender for conversion, during a ten day period beginning on December 16, 1997 and ending on December 25, 1997 (the "Debenture Conversion Period"), any or all Debentures into Class C Stock at the otherwise applicable conversion rate. PKS will issue all Class C Stock with respect to all Debentures so elected to be converted on December 26, 1997 (the "Debenture Conversion Date"). All Converting Debenture Holders will be entitled to receive the Class R Distribution with respect to Class C Stock issued upon conversion of the Debentures. Any Debentures not tendered for conversion during the Debenture Conversion Period will remain outstanding and governed by the original terms of the Debentures, and holders of any such Debentures will not be entitled to receive the Class R Distribution with respect to the Debentures or the related Class C Stock. If the Transaction is consummated, PKS and PKS Holdings will use their best efforts to agree upon an arrangement whereby the financial benefits and burdens associated with any Debentures remaining outstanding will be borne by PKS Holdings.

             (b) KCG or one of its Subsidiaries will make available to each Converting Debenture Holder on the Debenture Conversion Date, a loan in an amount equal to the principal amount of each Debenture (a "Debenture Loan"). Each Debenture Loan will be evidenced by a non-interest bearing promissory note and secured pursuant to a pledge agreement in such forms as determined by KCG. The entire principal balance of each Debenture Loan will be due and payable on the earlier of the last day of the conversion period of the related Debenture, as originally issued and before any modification pursuant to Section 3.02(a), on the date of the sale or other disposition by the Converting Debenture Holder of the related Class C Stock to PKS (other than pursuant to the Share Exchange), or (if the Share Exchange is consummated) the related PKS Holdings Stock to PKS Holdings, or the termination of employment of the holder.

     3.03 1997 Debentures. PKS issued, on or about November 1, 1997, its Series 1997 Class C Convertible Debentures (the "1997 Debentures"). Each 1997 Debenture will provide that if the Share Exchange is consummated, the 1997 Debentures automatically will become, without any action by PKS, PKS Holdings or the holder thereof, a debenture of PKS Holdings (the "Replacement Debentures") convertible into the number of shares of PKS Holdings Stock as it was previously convertible into Class C Stock, and that PKS will no longer have any obligation or liability under the 1997 Debentures. On or before the Exchange Date, PKS and PKS Holdings will agree to a mutually acceptable arrangement pursuant to which PKS Holdings will assume, or otherwise become liable for, the obligations of PKS under the related Indenture.

     3.04 Sales of Class C Stock by Eligible Class C Stockholders. (a) Under Section VI.D.3(a) of the PKS Certificate, PKS is obligated to purchase, at the Class C Per Share Price, any Class C Stock tendered for purchase during the first fifteen calendar days of each month. On the Exchange Date, PKS will deliver to PKS Holdings a schedule that sets forth the name of each Eligible Class C Stockholder (determined as of the Exchange Date) from whom PKS has purchased Class C Stock ("Purchased Class C Stock") between the Class R Distribution Date and the Exchange Date (a "Selling Shareholder"), the date of such purchase, the number of shares of Class C Stock so purchased and the total amount paid to each such Eligible Class C Shareholder for all shares of Class C Stock so purchased.

             (b) PKS Holdings will promptly notify PKS if PKS Holdings sells PKS Holdings Stock to any Selling Shareholder at any time between the Exchange Date and the first anniversary of the Exchange Date (a "Subsequent Sale"). PKS Holdings will take any action reasonably requested by PKS to ensure that any Class R Stock distributed to the Selling Shareholder with respect to Purchased Class C Stock becomes attached to such shares of PKS Holdings Stock purchased in a Subsequent Sale on a pro rata basis, as contemplated by the Certificate Amendments.

             (c) In connection with Subsequent Sales of PKS Holdings Stock to Canadians ("Canadian Shareholders"), PKS Holdings or a Subsidiary thereof may offer to provide loans to such Canadian Shareholders, on terms acceptable to all Parties. Within 30 calendar days after the date of each such loan, PKS Holdings will provide PKS with a schedule that sets forth, in detail reasonably acceptable to PKS, the terms and conditions of any and all such loans.

     3.05     Initial Certificate Amendment.  PKS will file the
Initial Certificate Amendment with the Secretary of State as promptly as practicable after the Special Meeting.

     3.06 Class R Distribution. (a) Subject to the satisfaction of the Dividend Condition with respect to the Class R Distribution, PKS will declare a dividend, payable to holders of Class C Stock as of the Class R Distribution Record Date, of
 .8 of one share of Class R Stock for each share of Class C Stock held as of the Class R Distribution Record Date.

             (b) PKS will record the Class R Distribution, and register all persons entitled to the Class R Distribution as holders of Class R Stock, on the books and records maintained by or on behalf of PKS for the registration of ownership of the capital stock of PKS, effective as of the Class R Distribution Record Date. PKS will not issue certificates or other instruments to evidence Class R Stock unless and until the Share Exchange is consummated. If the Share Exchange is consummated, PKS will issue and distribute certificates evidencing the Class R Stock. If the Class R Distribution is consummated, but the Transaction is later abandoned, PKS will exercise its rights to repurchase all of the Class R Stock under Section IX.M of the Initial Certificate Amendment as promptly as practicable after abandonment of the Transaction.

     3.07     PKSIS Reorganization.  On or before the Exchange
Date, KDG will cause PKSIS to undertake such corporate reorganization as is then described in or contemplated by the Ruling Request.

     3.08 PKS Holdings Transactions. (a) From the date of this Agreement to the Exchange Date, KCG will make such distributions to PKS as are necessary to permit PKS to make such capital contributions and provide such other funds to PKS Holdings as may be necessary or desirable to permit PKS Holdings to perform and discharge its obligations under this Agreement.

             (b) On or before the Exchange Date, PKS, in its capacity as the sole shareholder of PKS Holdings, (i) will adopt the PKS Holdings Certificate Amendment, and (ii) will elect to the board of directors of PKS Holdings those persons designated as directors of PKS Holdings in the Joint Prospectus/Proxy Statement, with such substitutions or additions as may be approved by the PKS Board after the date of this Agreement.

             (c) On the Exchange Date, PKS Holdings will file the PKS Holdings Certificate Amendment with the Secretary of
State.

             (d) On the Exchange Date, PKS will make a capital contribution to PKS Holdings of (i) all of the capital stock of KCG held by PKS, and (ii) such other assets as agreed to by the Parties and described on a Schedule to be attached to the Agreement on or before the Exchange Date. On the Exchange Date, PKS Holdings will distribute to PKS a sufficient number of shares of PKS Holdings Stock, evidenced by a single certificate, so that, together with such shares previously issued to PKS, PKS will hold shares of PKS Holdings Stock equal to the number of shares of Class C Stock outstanding on the Exchange Record Date.

     3.09 Share Exchange. (a) Not more than 60 calendar days, but not less than 30 calendar days, prior to the Exchange Date, PKS shall give each holder of Class C Stock the notice contemplated by Section III.D.(3)(a) of the PKS Certificate (the "Exchange Provision"). Each notice will set forth the Exchange Record Date and the information required by the Exchange Provision, and will establish such procedures for the Share Exchange as are permitted by the Exchange Provision and otherwise deemed appropriate by PKS.

             (b) On the Exchange Date, PKS will exchange, pursuant to the Exchange Provision, one share of the PKS Holdings Common Stock received pursuant to Section 3.11(a) for each share of Class C Common Stock outstanding as of the Exchange Date. On and after the Exchange Date, all rights of holders of Class C Stock will be governed by the Exchange Provisions.

             (c) The Share Exchange will be consummated only after consummation of all of the Separation Transactions intended to be consummated on the Exchange Date.

     3.10     Post-Transaction Certificate Amendment.  If the
Share Exchange is consummated, PKS will file the Post-Transaction
Certificate Amendment with the Secretary of State on the Exchange
Date.

     3.11 Certificate Surrender and Distribution. (a) As promptly as practicable after the Exchange Date, PKS Holdings will deliver to PKS, in exchange for the PKS Holdings Stock certificate described in Section 3.08(d), certificates for PKS Holdings Stock in names and denominations sufficient to permit PKS to distribute certificates for PKS Holdings Stock to each holder of Class C Stock in the same denominations as the Class C Stock then held by such holder, subject, in each case, to surrender by such holder in accordance with the Exchange Provision of the certificates evidencing the related shares of Class C Stock.

             (b) PKS will coordinate delivery of share certificates with any lending institution to which shares of Class C Stock have been pledged. PKS will arrange for delivery of the shares of Class C Stock to be exchanged and will, if directed in writing by the holder of such shares of Class C Stock, deliver shares of PKS Holdings Stock and Class R Stock directly to such lending institution.

     3.12 Class R Stock Provisions. (a) So long as any shares of Class R Stock remain outstanding, PKS will take all necessary action (i) to obtain and keep effective any and all permits, consents and approvals of governmental agencies and authorities and to make filings under federal and state securities acts and laws, which may be or become requisite in connection with the issuance, sale, transfer and delivery of the shares of Class D Stock issued upon conversion of shares of Class R Stock, and (ii) if the Class D Stock is Publicly Traded (as defined in the PKS Certificate), to have the shares of Class D Stock, immediately upon their issuance upon conversion of the shares of Class R Stock, listed on each national securities exchange, the NASDAQ National Market or the NASDAQ Small Cap Market on which the Class D Stock is then listed or traded. So long as any shares of Class R Stock remain outstanding and if required in order to comply with the Securities Act or state securities laws, PKS will file such post-effective amendments to the Registration Statement as may be necessary to permit the Corporation to deliver to each person converting shares of Class R Stock a prospectus meeting the requirements of Section 10(a)(3) of the Securities Act and otherwise complying therewith, and, if required in order to comply with the Securities Act or state securities laws, will deliver such a prospectus to each such person.

             (b)     PKS will not, by amendment of the PKS
Certificate, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any voluntary action, seek to avoid the observance or performance of any of its obligations with respect to the Class R
Stock.

             (c) After the date upon which the Class R Stock becomes convertible into Class D Stock, and in order to provide holders of Class R Stock a means to determine the Conversion Ratio when the Class D Stock is Publicly Traded (as both such terms are defined in the PKS Certificate), PKS shall establish reasonable measures intended to enable holders of Class R Stock to obtain information at any time during normal business hours.

ARTICLE IV
INDEMNIFICATION

     4.01 Indemnification. (a) From and after the Exchange Date, PKS and KDG will indemnify, defend and hold harmless each Construction Indemnitee from and against all Losses incurred or suffered by any Construction Indemnitee arising out of or due to, directly or indirectly, (i) any breach by PKS or KDG of any obligation under this Agreement, (ii) the Diversified Assets,
(iii) the Diversified Business, (iv) Diversified Securities Transactions, (v) Diversified Liabilities, (vi) the Covent Liabilities (as defined in Section 5.10(f)) and (vii) such other matters as are specifically agreed by the Parties and described on a Schedule attached to the Agreement on or before the Exchange Date.

             (b) From and after the Exchange Date, PKS Holdings and KCG will indemnify, defend and hold harmless each Diversified Indemnitee from and against all Losses incurred or suffered by any Diversified Indemnitee arising out of or due to, directly or indirectly, (i) any breach by PKS Holdings or KCG of any obligation under this Agreement, (ii) the Construction Assets, (iii) the Construction Business, (iv) Construction Securities Transactions, (v) Construction Liabilities, and (vi) such other matters as are specifically agreed by the Parties and described on a Schedule attached to the Agreement on or before the Exchange Date.

             (c) This Section 4.01 shall not apply to any matter or item specifically covered by indemnification or risk allocation provisions of the Continuing Agreements.

             (d) If an Indemnitee realizes a Tax benefit or detriment by reason of having incurred a Loss for which such Indemnitee receives an Indemnity Payment from an Indemnifying Party or by reason of receiving an Indemnity Payment, such Indemnitee shall pay to such Indemnifying Party an amount equal to the Tax benefit, or such Indemnifying Party shall pay to such Indemnitee an additional amount equal to the Tax detriment (taking into account any Tax detriment resulting from the receipt of such additional amounts), as the case may be. If, in the opinion of counsel to an Indemnifying Party reasonably satisfactory in form and substance to the affected Indemnitee, there is a substantial likelihood that the Indemnitee will be entitled to a Tax benefit by reason of an Indemnifiable Loss, the Indemnifying Party promptly shall notify the Indemnitee and the Indemnitee promptly shall take any steps (including the filing of such returns, amended returns or claims for refunds consistent with the claiming of such Tax benefit) that, in the reasonable judgment of the Indemnifying Party, are necessary and appropriate to obtain any such Tax benefit. If, in the opinion of counsel to an Indemnitee reasonably satisfactory in form and substance to the affected Indemnifying Party, there is a substantial likelihood that the Indemnitee will be subjected to a Tax detriment by reason of an Indemnification Payment, the Indemnitee promptly shall notify the Indemnifying Party and the Indemnitee promptly shall take any steps (including the filing of such returns or amended returns or the payment of Tax underpayments consistent with the settlement of any Liability for Taxes arising from such Tax detriment) that, in the reasonable judgment of the Indemnitee, are necessary and appropriate to settle any Liabilities for Taxes arising from such Tax detriment. If, following a payment by an Indemnitee or an Indemnifying Party pursuant to this Section 4.01(d) in respect of a Tax benefit or detriment, there is an adjustment to the amount of such Tax benefit or detriment, then each of the Indemnifying Party and the Indemnitees shall make appropriate payments to the other to reflect such adjustments.

             (e) The amount which an Indemnifying Party is required to pay to any Indemnitee pursuant to this Section 4.01 will be reduced (including retroactively) by any insurance proceeds and other amounts actually recovered by such Indemnitee in reduction of the related Loss, it being understood and agreed that the members of each Group will use their commercially reasonable efforts to collect any such proceeds or other amounts to which they are entitled, without regard to whether it is the Indemnifying Party hereunder. If an Indemnitee receives an Indemnity Payment in respect of an Indemnifiable Loss and subsequently receives insurance proceeds or other amounts in respect of such Indemnifiable Loss, then such Indemnitee shall pay to such Indemnifying Party an amount equal to the difference between (i) the sum of the amount of such Indemnity Payment and the amount of such insurance proceeds or other amounts actually received and (ii) the amount of such Loss, adjusted (at such time as appropriate adjustment can be determined) in each case to reflect any premium adjustment attributable to such claim.

             (f) No person other than an Indemnitee is intended to be a beneficiary of the indemnification provisions set forth above, and no insurer will be relieved thereby of any obligation to pay any claims to which it is obligated or be entitled to any right of subrogation with respect to any amount paid hereunder.

     4.02 Procedure for Indemnification. (a) If any Indemnitee determines that it is or may be entitled to indemnification by any Indemnifying Party (other than in connection with any Third Party Claim), the Indemnitee will deliver to the Indemnifying Party a written notice specifying, to the extent reasonably practicable, the basis for its claim for indemnification and the amount for which the Indemnitee reasonably believes it is entitled to be indemnified. Within 60 calendar days after receipt of such notice, the Indemnifying Party will pay the Indemnitee such amount in cash or other immediately available funds unless the Indemnifying Party objects to the claim for indemnification or the amount by written notice setting forth the grounds therefor within such 60 calendar day period. If the Indemnifying Party does not give the Indemnified Party written notice objecting to such indemnity claim and setting forth the grounds therefor within 60 calendar days after receipt of such notice, the Indemnifying Party will be deemed to have acknowledged its liability for such claim and the Indemnitee may exercise any and all of its rights under applicable law to collect such amount.

             (b) If any Indemnitee receives notice of the assertion of any Third-Party Claim with respect to which an Indemnifying Party is obligated under this Agreement to provide indemnification, such Indemnitee will give such Indemnifying Party notice thereof promptly after becoming aware of such Third-Party Claim; provided, however, that the failure of any Indemnitee to give such notice will not relieve any Indemnifying Party of its obligations under this Article IV, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice. Such notice will describe such Third-Party Claim in reasonable detail and, if practicable, will indicate the estimated amount of the Indemnifiable Loss that has been or may be sustained by such Indemnitee.

             (c) An Indemnifying Party, at such Indemnifying Party's own expense and through counsel chosen by such Indemnifying Party (which counsel shall be reasonably satisfactory to the Indemnitee), may elect to defend any Third-Party Claim. If an Indemnifying Party elects to defend a Third-Party Claim, then, within fifteen calendar days after receiving notice of such Third-Party Claim (or sooner, if the nature of such Third-Party Claim so requires), such Indemnifying Party will notify the Indemnitee of its intent to do so, and such Indemnitee shall cooperate in the defense of such Third-Party Claim. Such Indemnifying Party will pay such Indemnitee's reasonable out-of-pocket expenses incurred in connection with such cooperation. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third-Party Claim, such Indemnifying Party will not be liable to such Indemnitee under this Article IV for any legal or other expenses subsequently incurred by such Indemnitee in connection with the defense thereof; provided, however, that such Indemnitee will have the right to employ one law firm as counsel to represent such Indemnitee (which firm shall be reasonably acceptable to the Indemnifying Party) if, in such Indemnitee's reasonable judgment, either a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such claim or there may be defenses available to such Indemnitee which are different from or in addition to those available to such Indemnifying Party, and in that event (i) the reasonable fees and expenses of such separate counsel shall be paid by such Indemnitee and (ii) each of such Indemnifying Party and such Indemnitee shall have the right to run its own defense in respect of such claim. If an Indemnifying Party elects not to defend against a Third-Party Claim, or fails to notify an Indemnitee of its election as provided in this Section 4.02 within the period of fifteen calendar days described above, such Indemnitee may defend, compromise and settle such Third-Party Claim; provided, however, that no such Indemnitee may compromise or settle any such Third-Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be withheld unreasonably. Notwithstanding the foregoing, the Indemnifying Party shall not, without the prior written consent of the Indemnitee, (i) settle or compromise any Third-Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnitee of a written release from all liability in respect of such Third-Party Claim or (ii) settle or compromise any Third-Party Claim in any manner that in the reasonable judgment of the Indemnifying Party, is likely to adversely affect the Indemnitee.

             (d) If for any reason the indemnification provided by this Agreement is unenforceable, the Indemnifying Party will contribute to the amount payable by the Indemnitee as a result of the related losses an amount appropriate to reflect equitable considerations.

     4.03     Remedies Cumulative.  The remedies provided in this
Article IV will be cumulative and will not preclude assertion by any Indemnitee of any other rights or the seeking of any other remedies against any Indemnifying Party.

                                ARTICLE V
                           ADDITIONAL COVENANTS

     5.01 Further Assurances. Each of the Parties will use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the Transactions. Each Party will cooperate with the other Parties, and execute and deliver, or use its best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assumption, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any governmental or regulatory authority or any other Person under any permit, license, agreement, indenture or other instrument, and take all such other actions as such Party may reasonably be requested to take by any other Party, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement.

     5.02 Transfer of Assets; Assumption of Liabilities. (a) The Parties intend that, upon consummation of the Share Exchange,
(i) one or more members of the Construction Group, and not any member of the Diversified Group, will hold all right, title and interest in and to all Construction Assets, and that one or more members of the Construction Group, and not any member of the Diversified Group, will have the sole liability for Construction Group Liabilities; and (ii) one or more members of the Diversified Group, and not any member of the Construction Group, will hold all right, title and interest in and to all Diversified Assets, and one or more members of the Diversified Group, and not any member of the Construction Group, will have the sole liability for all Diversified Group Liabilities.

             (b) Prior to the Exchange Date, each Party will take any action, and will cause their Subsidiaries to take any action, requested by any member of the other Group entitled under
Section 5.02(a) to obtain an Asset or to be relieved of a Liability, reasonably necessary to transfer any such Asset or to assume any such Liability. If any such transfer or assumption of Assets or Liabilities is not consummated on or before the Exchange Date, the Party retaining such Asset or Liability will hold such Asset in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto), or will retain such Liability for the account of the Party by whom such Liability is to be assumed pursuant hereto, as the case may be, and will take such other action as may be reasonably requested by the Party to whom such Asset is to be transferred (including licensing, contracting and leasing arrangements), or by whom such Liability is to be assumed, in order to place such Party, insofar as reasonably possible, in the same position as if such Asset or Liability had been transferred as contemplated hereby. If and when any such Asset or Liability becomes transferable, such transfer will be effected as promptly as possible.

             (c) Notwithstanding any other provision of this Agreement, this Agreement will not constitute an agreement to transfer any Asset or assume any Liability if an assignment of the Asset or the assumption of the Liability violates any law, rule or regulation or constitutes a breach of any agreement relating to such Asset or Liability.

     5.03 No Representations or Warranties. Each Group understands and agrees that no member of the other Group is, in this Agreement, representing or warranting in any way as to the Assets, the Business or the Liabilities of the Group or as to any consents or approvals required in connection with the consummation of the transactions contemplated by this Agreement, it being agreed and understood that each Group is taking all of its Assets "as is, where is" and that each Group will bear the economic and legal risk that the title of any member of the Group to any Assets shall be other than good and marketable and free from encumbrances.

     5.04 Terminated Agreements. On or before the Exchange Date, the Parties will agree to a schedule of agreements, contracts and arrangements that will terminate and have no further force or effect as of the Exchange Date. Each Party shall, at the reasonable request of another Party, take or cause to be taken, such other actions as may be necessary to effect the termination of such agreements.

     5.05 Continuing Agreements. Neither this Agreement nor the Share Exchange shall modify, amend or otherwise affect any agreements contemplated by Section 5.11 or Section 5.12 or any other agreement between a member or members of the Construction Group, on one hand, and a member or members of the Diversified Group, on the other hand (together, the "Continuing Agreements"), except for those agreements terminated pursuant to the provisions of Section 5.04. If there is a conflict between this Agreement and a Continuing Agreement, the Continuing Agreement shall control.

     5.06 Intercompany Accounts. Effective as of the close of business on the day prior to the Exchange Date, all intercompany receivables or payables and loans then existing between any member of one Group and any member of the other Group will be settled by way of payment, cancellation or capital contribution.

     5.07 HSR Act. PKS Holdings will file any notification and report forms and other material required by the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") with respect to the shares of PKS Holdings Stock to be distributed in the Share Exchange prior to the Exchange Date, and will seek early termination of the waiting period under the HSR Act.

     5.08 Kiewit Name. (a) Not later than the first business day after the Exchange Date (i) PKS will change its corporate name to another name not including "PKS" or "Kiewit" as part of the name, and, (ii) except as provided in Section 5.08(b), will cause all of its Subsidiaries to change their corporate names if necessary to corporate names not including "PKS" or "Kiewit" as part of the name. As soon as reasonably practicable after the Exchange Date, and except as provided in Section 5.08(b), PKS will use its best efforts to, and will cause its Subsidiaries to use their best efforts to, cease using "PKS" or "Kiewit" in connection with the business activities of the Diversified Group.

             (b) Notwithstanding Section 5.08(a), (i) the members of the Diversified Group will have the right to use "PKS" or "Kiewit" for a period of one year from the Exchange Date to the extent reasonably necessary in accordance with its past practice in connection with legal, regulatory or contract matters relating to Diversified Group business activities in existence on the Exchange Date, and (ii) PKSIS and its current information services Subsidiaries will not be required to comply with Section 5.08(a), and will have the right to continue to use "PKS" in accordance with its past practice in connection with its businesses until the second anniversary of the Exchange Date.

             (c) As of the Exchange Date, PKS assigns, and will cause each of its Subsidiaries to execute any agreement or instrument reasonably requested by PKS Holdings to assign, any and all of its right, title and interest in and to any corporate name, trademark or tradename using "PKS" or "Kiewit," and any and other proprietary rights to those names or related symbols.

     5.09     Sales of Class C Stock.  Except as contemplated by
Section 3.02, PKS will not offer to sell, sell or issue any Class
C Stock between the date of this Agreement and the Class R Record
Date.

     5.10 Insurance. (a) As of the Exchange Date, directors and officers of the members of the Construction Group will no longer be covered by the directors and officers liability insurance maintained by PKS for directors and officers of PKS and its subsidiaries (the "PKS D&O Policy") for acts occurring on and after the Exchange Date. PKS Holdings will obtain, effective not later than the Exchange Date, directors and officers liability insurance for all directors and officers of the members of the Construction Group, on such terms and conditions and providing such coverages as PKS Holdings deems appropriate. PKS shall obtain a separate directors and officers liability insurance policy ("Tail Policy") for all present and past directors and officers of the Construction Group in effect for a minimum of 5 years from the Exchange Date. The cost of the premiums payable with respect to the Tail Policy shall be allocated 82.5% to the Diversified Group and 17.5% to the Construction Group.

     (b) No Party shall, without the consent of the other Parties, provide any insurance carrier with a release, or amend, modify or waive any rights under any such policy or agreement, if such release, amendment, modification or waiver would adversely affect any rights or potential rights of another Group; provided, however, that the foregoing shall not preclude a Party either from presenting any claim or from exhausting any policy limit.

     (c) This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of the Parties in respect of any insurance policy or any other contract or policy of insurance.

     (d) From and after the Exchange Date, PKS Holdings shall be entitled to the benefit of any reserves held by any insurance carrier with respect to the Construction Liabilities, and PKS shall be entitled to the benefit of any reserves held by any insurance carrier with respect to the Diversified Liabilities.

     (e) On or before the Exchange Date, the Parties will agree upon the insurance policies in which PKS is the lead named insured which will be amended to substitute PKS Holdings as the lead named insured effective as of the Exchange Date. Each Party shall, at the reasonable request of another Party, take or cause to be taken, such other actions as may be necessary to effectuate such change.

     (f) By agreement dated November 30, 1992 (the "Transfer Agreement"), Covent Vermont Insurance Company ("Covent"), then a subsidiary of KDG, transferred to Global Surety and Insurance Co. ("Global"), a subsidiary of KCG, all reinsurance business liabilities held by Covent ("Covent Liabilities"), in exchange for certain cash payments and other consideration. It is the intent of the Parties to reverse the transfer of the Covent Liabilities, thereby returning to KDG all responsibility originally held by Covent for the Covent Liabilities, and releasing Global of any and all further liability and responsibility for the Covent Liabilities. In this regard, the Parties agree to work together to effect such reversal, effective as soon as possible.

     (g) Notwithstanding any other provision hereof, each Group shall retain all rights of any insured party under each insurance policy and insurance contract owned or maintained by PKS under which any member of such Group is a named insured, including any right of indemnity and the right to be defended by or at the expense of the insurer. Each Party shall pay its allocable share of any retrospectively-rated premiums arising out of any claims made by such Party under such insurance policies.

     (h) The Parties agree to cooperate and provide reasonable assistance to each other with regard to any dispute with any third party (including insurers or third-party administrators) regarding any matter related to any of the above insurance policies.

     5.11 Unresolved Matters. The Parties agree to negotiate in good faith and enter into on or before the Exchange Date, mutually acceptable agreements or arrangements with respect to certain unresolved matters, including the matters described below (the "Unresolved Matters"), and will amend and restate this Agreement to the extent necessary or desirable to conform with those agreements or arrangements. The unresolved matters include: (i) the lease by KDG of office space from KCG in the KCG headquarters building at Kiewit Plaza, Omaha, Nebraska; (ii) the provision by KCG of aircraft flight and maintenance services to KDG; (iii) the provision by KCG of interim stock registrar and transfer agent services to PKS; (iv) the treatment of employees of KDG who are participants prior to the Exchange Date in the 401(k) and profit sharing plans maintained by KCG; (v) the administration of the Kiewit Royalty Trust; (vi) the ownership of Kiewit Investment Management Corp. (vii) modifications to the mine management agreement dated January 8, 1992 by and between Kiewit Coal Properties Inc. and Kiewit Mining Group Inc.; and
(viii) administration of insurance claims with respect to policies maintained for the benefit of both Business Groups prior to the Exchange Date.

     5.12 Tax Allocation Agreement. The Parties agree to negotiate in good faith and enter into the Tax Allocation
Agreement on or before the Exchange Date.

                                 ARTICLE VI
                                INFORMATION

     6.01 Access to Information. (a) As soon as practicable following the Exchange Date, and to the extent requested, each Group shall provide to the other Group any documents, contracts, books, records and data (including but not limited to minute books, stock registers, stock certificates and documents of title) in its possession relating to such other Group or such other Group's business and affairs; provided that if any such documents, contracts, books, records or data relate to both Groups or the business and operations of both Groups, each such Group shall provide to the other Group true and complete copies of such documents, contracts, books, records or data.

             (b) After the Exchange Date, each Group will afford to the other Group and to the other Group's Representatives reasonable access and duplicating rights during normal business hours to all Information within such Group's possession relating to such other Group's businesses, insofar as such access is reasonably required by such other Group. In addition, PKS Holdings shall have access during such time to Information of historical significance that relates to the Construction Business. Without limiting the foregoing, Information may be requested under this Section for audit, accounting, claims, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations.

     6.02 Production of Witnesses. After the Exchange Date, each Group will use reasonable efforts to make available to the other Group its Representatives as witnesses to the extent that any such Person may reasonably be required in connection with any legal, administrative or other proceedings in which the requesting Party may from time to time be involved and will otherwise cooperate with the other Group, to the extent reasonably required in connection with any such proceeding.

     6.03 Retention of Records. Except as otherwise required by law or agreed in writing, or as otherwise provided in the Continuing Agreements, each Group will retain, for a period of at least ten years following the Distribution Date, all significant Information in such Group's possession or under its control relating to the business of the other Group and, after the expiration of such ten year period, prior to destroying or disposing of any such Information, (a) the Group proposing to dispose of or destroy any such Information shall provide no less than 90 calendar days' prior written notice to the other Group, specifying the Information proposed to be destroyed or disposed of, and (b) if, prior to the scheduled date for such destruction or disposal, the other Group requests in writing that any of the Information proposed to be destroyed or disposed of be delivered to such other Group, the Group proposing to dispose of or destroy such Information promptly shall arrange for the delivery of the requested Information to a location specified by, and at the expense of, the requesting Group.

     6.04 Reimbursement. Each Group providing information or witnesses to the other Group, or otherwise incurring any expense under Section 6.01, 6.02 or 6.03, including costs and expenses paid to third parties for storage of Information on behalf of the other Group, will be entitled to receive from the other Group, upon the presentation of invoices therefor, payment for all out-of-pocket costs and expenses as may be reasonably incurred in providing such information, witnesses or cooperation.

     6.05 Confidentiality. From and after the Exchange Date, each Group will hold, and shall use its reasonable best efforts to cause its Representatives to hold, in confidence all Information concerning the other Party obtained by it prior to the Exchange Date or furnished to it by such other Party pursuant to this Agreement or the Continuing Agreements, and will not release or disclose such Information to any other Person, except its Representatives, who will be bound by the provisions of this Section; provided, however, that each Group may disclose such Information to the extent that (a) disclosure in the opinion of such Group's counsel, is required or advisable under applicable law (including the federal securities laws), or (b) such Group can show that such Information was (i) available to such Group on a nonconfidential basis prior to its disclosure by the other Group, (ii) in the public domain through no fault of such Group or (iii) lawfully acquired by such Party from other sources after the time that it was furnished to such Party pursuant to this Agreement or the Continuing Agreements. Notwithstanding the foregoing, each Group will be deemed to have satisfied its obligations under this Section with respect to any Information if it exercises the same care with regard to such Information as it takes to preserve confidentiality for its own similar Information.

                                ARTICLE VII
                                 EXPENSES

     7.01 General. The Parties have agreed to allocate the financial burden of Covered Expenses 82.5% to the Diversified Group and 17.5% to the Construction Group (the "Expense Sharing Ratio"), whether the Transaction is consummated or abandoned. All other costs or expenses incurred by any Party in connection with the Transaction will be borne by the Party incurring the cost or expense.

     7.02 Covered Expenses. (a) The following costs and expenses incurred by any Party will be considered to be "Covered
Expenses":

               (i)     fees and expenses of U.S. corporate
counsel to PKS, Willkie Farr & Gallagher, Canadian corporate counsel to PKS, Blake, Cassels & Graydon, and Delaware counsel to PKS, Morris, Nichols, Arsht & Tunnel, in each case to the extent allocated to the Transaction in accordance with Section 7.02(c);

               (ii) fees and expenses of U.S. tax counsel to PKS, Skadden Arps, Slate, Meagher & Flom, Canadian tax counsel to PKS, Blake, Cassels & Graydon, and Nebraska tax counsel to PKS, McGrath, North, Mullin & Kratz, P.C., in each case to the extent allocated to the Transaction in accordance with Section 7.02(c);

               (iii)     fees and expenses of the certified
public accountants for PKS, Coopers & Lybrand, to the extent allocated to the Transaction in accordance with Section 7.02(c);

               (iv) fees and expenses of Gleacher NatWest, financial advisor to PKS, incurred pursuant to the engagement letter of Gleacher NatWest dated as of June 1, 1997, to the extent allocated to the Transaction in accordance with Section 7.02(c);

               (v)     all registration fees or other similar
expenses payable to the SEC, any state securities commission, or the Service, and all fees and expenses in connection with any filing under the HSR Act;

               (vi)     all costs and expenses incurred in
connection with the printing and distribution of the Joint
Prospectus/Proxy Statement;

               (vii)     all costs and expenses of the proxy
solicitation and the Special Meeting;

               (viii)     a non-accountable cost allowance in an
amount to be mutually agreed upon by the Parties for costs and expenses incurred by PKS Holdings in connection with the Debenture Loans; and

               (ix)     a non-accountable cost allowance in an
amount to be mutually agreed upon by the Parties for costs and expenses incurred by PKS Holdings in connection with certain loans to its Canadian shareholders.

             (b) The Parties acknowledge that certain of the fees and expenses of the advisors described in (i), (ii), (iii) and (iv) of Section 7.02(a) are to be incurred solely for the account of certain of the Parties, and will not be considered to be Covered Expenses. Each such Advisor will allocate its fees and expenses between Covered Expenses and costs and expenses incurred solely for the account of one of the Parties, and such allocation will be binding on each of the Parties.

     7.03 Actual Payment of Covered Expenses. KCG will make actual payment of the Covered Expenses described in items (viii) and (ix) of Section 7.02(a). KDG will make actual payment of all other Covered Expenses ("Other Covered Expenses").

     7.04 Covered Expense True-Up. KDG will prepare and submit to KCG, within 120 calendar days after the date of abandonment of the Transaction or the Exchange Date, as the case may be, a schedule of the Other Covered Expenses, together with such supporting documentation with respect to the Other Covered Expenses as KCG reasonably requests. Within five calendar days after the submission of that schedule, KDG will pay KCG in cash an amount sufficient to ensure that the financial burden of the Covered Expenses has been allocated between KCG and KDG in proportion to the Expense Sharing Ratio.

                              ARTICLE VIII
                             MISCELLANEOUS

     8.01 Complete Agreement. This Agreement, the Exhibits and Schedules hereto and the agreements and other documents referred to herein will constitute the entire agreement between the Parties with respect to the subject matter hereof and will supersede all previous negotiations, commitments and writings with respect to such subject matter.

     8.02 Survival of Agreements. All covenants and agreements of the Parties contained in this Agreement will survive the Share Exchange.

     8.03 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Nebraska (other than the laws regarding choice of laws and conflicts of laws) as to all matters, including matters of validity, construction, effect, performance and remedies.

     8.04 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable telegram, telex or other standard form of telecommunications, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

               If to PKS or KDG:

               Vice President - Legal
               Kiewit Diversified Group Inc.
               Suite 200
               3555 Farnam Street
               Omaha, NE  68131

          with a copy to:

               President
               Kiewit Diversified Group Inc.
               Suite 200
               3555 Farnam Street
               Omaha, NE  68131

               If to PKS Holdings:

               General Counsel
               Kiewit Construction Group Inc.
               1000 Kiewit Plaza
               Omaha, NE  68131

          with a copy to:

               President
               Kiewit Construction Group Inc.
               1000 Kiewit Plaza
               Omaha, NE  68131

     8.05 Amendment and Modifications. This Agreement may be amended, modified or supplemented, and any provision of this Agreement may be waived, only by a written agreement signed by all of the Parties.

     8.06 Successors and Assigns; No Third-Party Beneficiaries. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties, their successors and permitted assigns, but neither this Agreement nor any of the rights, interest and obligations hereunder may be assigned by any Party without the prior written consent of each of the other Parties (which consent shall not be unreasonably withheld). This Agreement is solely for the benefit of the Parties (and Indemnitees) and is not intended to confer any rights or remedies upon any other Persons.

     8.07 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     8.08 Interpretation. (a) The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

             (b) The Parties intend that the Share Exchange will be a distribution pursuant to Section 355(a) and Section
368(a)(1)(D) of the Code, and all provisions of this Agreement will be so interpreted.

     8.09 Legal Enforceability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. Each Party acknowledges that money damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the Parties under this Agreement will be specifically enforceable.

     8.10 Dispute Resolution. Except to the extent that a Party seeks injunctive relief to enforce any particular provision of this Agreement, if, in the event of any dispute or controversy arising out of this Agreement, its performance, or breach, the Parties are unable to settle the dispute themselves, within thirty (30) calendar days after the dispute arises, then the dispute shall be referred for resolution by agreement between the Chief Executive Officer of PKS Holdings and the President of PKS. In the event that the foregoing officers are unable to resolve such dispute within thirty (30) calendar days, then the Parties shall be free to pursue any other rights or remedies to which they may be entitled.

     8.11 Schedules. All schedules referred to herein are a part of this Agreement as if fully set forth herein.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

                                        PETER KIEWIT SONS', INC.


                                        By /s/ Walter Scott, Jr.
                                           Walter Scott, Jr., President

                                        KIEWIT DIVERSIFIED GROUP INC.

                                        By /s/ James Q. Crowe
                                           James Q. Crowe, President

                                        PKS HOLDINGS, INC.

                                        By /s/ Kenneth E. Stinson
                                           Kenneth E. Stinson, President

                                        KIEWIT CONSTRUCTION GROUP INC.


                                        By /s/ Kenneth E. Stinson
                                           Kenneth E. Stinson, President


                      SEPARATION AGREEMENT SCHEDULES

The schedules listed below, dated March 31, 1998
("Schedules"), are attached to the Separation
Agreement by and among Peter Kiewit Sons', Inc., Kiewit
Diversified Group Inc., PKS Holdings, Inc. and Kiewit
Construction Group Inc. dated as of December 8, 1997, as amended pursuant to a March 18, 1998 Amendment to Separation Agreement (as amended, the "Separation
Agreement"). Subsequent to the execution of the Separation Agreement, KDG changed its name to Level 3
Communications, Inc. and merged into Peter Kiewit
Sons', Inc., and Peter Kiewit Sons', Inc. changed its name to Level 3 Communications, Inc. In addition, PKS
Holdings, Inc. changed its name to Peter Kiewit Sons',
Inc. For purposes of these Schedules, the Parties identities prior to such transactions shall be preserved. Capitalized terms used in the Schedules shall have the meanings specified in the Separation
Agreement.

	1.	Schedule 3.08(d) - Capital Contributions

	2.	Schedule 4.01(a) -Diversified Group Indemnification Obligations

	3.	Schedule 4.01(b) - Construction Group Indemnification Obligations

	4.	Schedule 5.04 - Terminated Agreements



                             Schedule 3.08(d)

                           Capital Contributions

Except as otherwise provided in the Separation
Agreement, and the Continuing Agreements, the unconsolidated (determined without regard to the merger of KDG with and into PKS), Assets and Liabilities of PKS as of March 31, 1998 shall be allocated as provided in this Schedule.

1.	PKS's remaining 10% interest in the Falcon 900
   shall be contributed to PKS Holdings prior to the Exchange Date.

2.	PKS's interest in the Falcon 20 shall be
   retained by PKS and allocated to KDG.

3.	PKS's interest in the Leasehold Improvements
   on the 15th Floor of the Kiewit Plaza
   Building shall be contributed to PKS Holdings prior to the Exchange Date.

4.	PKS's obligations for Stockholder Notes shall
   be assumed by PKS Holdings.

5.	PKS's obligation for the Series 1997
   Convertible Debentures shall be assumed by PKS
   Holdings, as provided in the Separation
   Agreement.

6.	PKS's obligation for Deferred Compensation
   shall be assumed by KDG.

7.	All LB 775 Refunds and any other tax items
   shall be allocated to PKS Holdings and KDG as provided in the Tax Sharing Agreement.

8.	The proceeds from the sale of a 40% interest
   in the Falcon 900 to Bitterroot, Inc. shall be contributed to KDG prior to the Exchange Date.

Effective immediately prior to the Exchange Date, PKS Holdings shall distribute to PKS, or PKS shall contribute to PKS Holdings, an amount mutually agreed upon by the parties to equitably reflect the value of Assets and Liabilities remaining after the foregoing allocations of Assets and Liabilities.



                         Schedule 4.01(a)

           Diversified Group Indemnification Obligations

Notwithstanding anything in the Separation
Agreement to the contrary, PKS and KDG will be liable for, and shall indemnify and hold each Construction
Indemnitee harmless from and against: (a) all Losses incurred or suffered by any Construction Indemnitee arising out of or due to, directly or indirectly, the Series 1993 Class D Convertible Debentures of PKS and
(b) 50% of the Losses incurred or suffered by any Construction Indemnitee arising out of or due to, directly or indirectly, the offer to sell or the sale of any security of PKS prior to January 1, 1992.

The Parties further agree that any and all Losses arising out of or due to, directly or indirectly, Kiewit Investment Management Corp., the March 31, 1998
Stock Redemption Agreement between Level 3 Holdings
Inc. and Kiewit Investment Management Corp. or the mine management agreement dated January 8, 1992 by and between Kiewit Coal Properties Inc. and Kiewit Mining
Group Inc. shall not be covered by the indemnification provisions of the Separation Agreement.



                         Schedule 4.01(b)

         Construction Group Indemnification Obligations

Notwithstanding anything in the Separation
Agreement to the contrary, PKS Holdings and KCG will be liable for, and shall indemnify and hold each Diversified Indemnitee harmless from and against: (a) all Losses incurred or suffered by any Diversified
Indemnitee arising out of or due to, directly or indirectly, any Series of Class C Convertible
Debentures of PKS and (b) 50% of the Losses incurred or suffered by any Diversified Indemnitee arising out of or due to, directly or indirectly, the offer to sell or the sale of any security of PKS prior to January 1, 1992.

For purposes of this Schedule 4.01(b) and Section
4.01(b) of the Separation Agreement, "Losses" shall not include any losses, Liabilities, damages, actions, claims, suits, demands, proceedings, inquiries, investigations, judgments or settlements, costs or expenses which arise from or as a result of any registration, sale, attempted sale, or other issuance of any securities of PKS, any future Affiliate or Subsidiary of PKS or any member of the Diversified
Group, or any inability to or delay in the registration, sale or issuance of such securities, in each case, occurring after the Exchange Date.

The Parties further agree that any and all Losses arising out of or due to, directly or indirectly, Kiewit Investment Management Corp., the March 31, 1998
Stock Redemption Agreement between Level 3 Holdings
Inc. and Kiewit Investment Management Corp. or the mine management agreement dated January 8, 1992 by and between Kiewit Coal Properties Inc. and Kiewit Mining
Group Inc. shall not be covered by the indemnification provisions of the Separation Agreement.



                          Schedule 5.04

                      Terminated Agreements

Any Administrative Services Agreement between any member of the Construction Group and any member of the Diversified Group.